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Exhibit 12

        The ratio of earnings to fixed charges was calculated using the data presented below.

			CPF Historical Data(2)
	Pro Forma(1)		Six Months Ended June 30,
					Year Ended December 31,
	Six Months Ended June 30, 2003	Year Ended December 31, 2002
			2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands)
Excluding Interest on Deposits
Earnings:
CPF income before income taxes	$	$48,238	$25,074	$23,597	$48,238	$38,882	$30,019	$24,377	$24,036
Fixed charges		25,967	4,324	5,004	9,395	13,476	13,823	9,779	9,692
Less: CPB Real Estate, Inc. preferred dividends		(2,010)	(999)	(999)	(2,010)	(837)	(10)	(10)	(10)
CB Bancshares income before income taxes		19,740
Pro forma adjustment		(8,000)
Total earnings	$	$83,935	$28,399	$27,602	$55,623	$51,521	$43,832	$34,146	$33,718
Fixed charges:
CPF total interest expense	$	$29,483	$10,708	$15,830	$29,483	$51,421	$55,559	$44,418	$46,705
CPF interest included in rental expense		1,143	655	576	1,143	1,069	1,482	1,426	1,455
Less: CPF interest on deposits		(23,241)	(8,038)	(12,401)	(23,241)	(39,851)	(43,228)	(36,075)	(38,478)
CB Bancshares interest expense		30,292
CB Bancshares interest included in rental expense		1,654
Less: CB Bancshares interest on deposits		(18,098)
Pro forma adjustment		2,724
CPB Real Estate, Inc. preferred dividends		2,010	999	999	2,010	837	10	10	10
Total fixed charges	$	$25,967	$4,324	$5,004	$9,395	$13,476	$13,823	9,779	9,692
Ratio of earnings to fixed charges		3.23	6.57	5.52	5.92	3.82	3.17	3.49	3.48
Including Interest on Deposits
Earnings:
CPF income before income taxes	$	$48,238	$25,074	$23,597	$48,238	$38,882	$30,019	$24,377	$24,036
Fixed charges		67,306	12,362	17,405	32,636	53,327	57,051	45,854	48,170
Less: CPB Real Estate, Inc. preferred dividends		(2,010)	(999)	(999)	(2,010)	(837)	(10)	(10)	(10)
CB Bancshares income before income taxes		19,740		—	—	—	—	—	—
Pro forma adjustment		(8,000)		—	—	—	—	—
Total earnings	$	$125,274	$36,437	$40,003	$78,864	$91,372	$87,060	$70,221	$72,196
Fixed charges
CPF total interest expense	$	$29,483	$10,708	$15,830	$29,483	$51,421	$55,559	$44,418	$46,705
CPF interest included in rental expense		1,143	655	576	1,143	1,069	1,482	1,426	1,455
CB Bancshares interest expense		30,292		—	—	—	—	—	—
CB Bancshares interest included in rental expense		1,654		—	—	—	—	—
Pro forma adjustment		2,724		—	—	—	—	—	—
CPB Real Estate, Inc. preferred dividends		2,010	999	999	2,010	837	10	10	10
Total fixed charges	$	$67,306	$12,362	$17,405	$32,636	$53,327	$57,051	$45,854	$48,170
Ratio of earnings to fixed charges		1.86	2.95	2.30	2.42	1.71	1.53	1.53	1.50

(1)
Pro Forma data reflects CB Bancshares historical data, which is adjusted to reflect the 10% stock dividend paid on June 27, 2003, and CPF historical data, adjusted to give effect to the exchange offer and proposed merger. CB Bancshares historical data derived from information contained in CB Bancshares' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2003, and Annual Report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference in this registration statement.

(2)
CPF historical data derived from information contained in CPF's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2003, and Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which are incorporated by reference in this registration statement.

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  Exhibit 12